UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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Crexendo, Inc.
(Exact name of registrant as specified in its charter)
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Nevada	87-0591719
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1615 South 52nd Street, Tempe, Arizona	85281
(Address of Principal Executive Offices)	(Zip Code)

(602) 714-8500
 (Registrant’s telephone number, including area code)
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2021 EQUITY INCENTIVE PLAN
(Full title of the plan)
———————

Steven G. Mihaylo
Chief Executive Officer and Chairman
Crexendo, Inc.
1615 S. 52nd St.
Tempe, Arizona 85281
(602) 714-8500
(Name, address, and telephone number, including area code, of agent for service)
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Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $0.001 per share) to be issued under the Crexendo, Inc. 2013 Long-Term Incentive Plan	4,038,832(2)	$3.36(4)	$13,570,475(6)	$1,480.54
Common Stock (par value $0.001 per share) to be issued under the Crexendo, Inc. 2021 Equity Incentive Plan	10,000,000(3)	$5.30(5)	$53,000,000	$5,782.30
Total				$7,262.84

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under Crexendo, Inc. 2021 Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)
This subtotal represents shares issuable upon exercise of options that have been granted as of the date of this Registration Statement issued under the 2013 Long-Term Incentive Plan. No additional options will be issued pursuant to the 2013 Long-Term Incentive Plan.

(3)
This subtotal represents shares reserved for issuance under the 2013 Long-Term Incentive Plan.

(4)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of awards outstanding under the 2013 Long-Term Incentive Plan as of December 31, 2020, whose exercise will result in the issuance of share registered.

(5)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price of $5.30 per share for 4,038,832 shares is based on the average of the reported high and low sales prices for the Registrant’s common stock as reported by the Nasdaq Capital Market on May 14, 2021.

(6)
Calculated in accordance with Rule 457(h) based on the aggregate exercise price for all presently outstanding options described in Note 2 above.

The Amount of the Registration Fee is calculated pursuant to Section 6(b) of the Securities Act, which currently provides that the adjusted fee rate for fiscal 2021 shall be “$109.10 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Crexendo, Inc. hereby incorporates by reference in this Registration Statement the following documents filed by it with the Commission:

(1)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on March 9, 2021;

(2)
The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 11, 2021;

(3)
The Registrant’s Current Reports on Form 8-K, filed on May 18, 2021, May 11, 2021, April 23, 2021, March 12, 2021, and March 8, 2021;

(4)
The description of the Company’s Common Stock contained in its Form 10-K dated March 3, 2020, and any amendment or report filed for the purpose of updating such description;

(5)
The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 26, 2021; and

(6)
The 2013 Long-Term Incentive Plan incorporated by reference to exhibit filed with the Registrant’s Current Report on Form 8-K, filed with the Commission on August 13, 2013.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates all securities offered hereby have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Jeffrey G. Korn our General Council holds employee stock options and restricted stock units representing 2% of the Registrant’s outstanding stock.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any person who is or was our director, officer, employee or agent. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the indemnified person must also not have had reasonable cause to believe that his conduct was unlawful. In addition, any person who is or was our director, officer, employee or agent is entitled to indemnification if such person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative against actual and reasonable expenses incurred in connection with defending such action.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing to repay the expenses if it is determined that such officer or director is not entitled to be indemnified.

Our Bylaws provide that we shall indemnify each director or officer, whether or not in office, and any person whose testator or intestate was such a director or officer, for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, administrative or investigative, to the fullest extent permitted under the NRS, against all judgments, fines, amounts paid in settlements, and all expenses actually and reasonably incurred by such person as a result of such action or proceeding, or actually and reasonably incurred by such person (a) in making an application for payment of such expenses before any court or other governmental body, (b) in otherwise seeking to enforce these Bylaws provisions, or (c) in securing or enforcing such person’s right under any policy or director or officer liability insurance provided by us.

Our Bylaws further provide that we may pay expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given in advance of the final disposition of such action or proceeding upon (a) the receipt of an undertaking by or on behalf of such director or officer to repay such advancement in case such director or officer is ultimately found not to be entitled to indemnification as authorized by our Bylaws and (b) approval by the board of directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, then approval by the stockholders, and to the extent permitted by law, the board of directors or, if applicable, the stockholders, shall not be required to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding before the corporation makes any advance payment of expenses hereunder.

The rights of indemnification and to the advancement of expenses provided by our Bylaws are contractual and shall be available with respect to events occurring prior to the adoption of these Bylaws provisions; continue to exist after any rescission or restrictive amendment of these Bylaws provisions with respect to events occurring prior to such rescission or amendment; and shall be interpreted on the basis of applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding or, at the sole discretion of the person entitled to indemnification, on the basis of applicable law in effect at the time such rights are claimed.

In addition to indemnification provided in our Bylaws, we entered into employment agreements with certain prior officers with indemnification provisions to survive the termination of such agreements, which provided for indemnification of such officers consistent with that permitted by NRS and our Bylaws. We also have an indemnification agreement with a current officer, which provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim arising from his officer status. The indemnification agreement also provides for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.
Exhibits.

Exhibit No.
Description
4.1
Crexendo, Inc. 2021 Equity Incentive Plan, incorporated herein by reference to the Registrants Definitive Proxy Statement filed on April 26, 2021
5.1*
Opinion of Jeffrey G. Korn, esquire
23.1*
Consent of Urish Popeck & Co., LLC, Independent Registered Public Accounting Firm
23.2*
Consent of Jeffrey G. Korn, esquire (contained in Exhibit 5.1 hereto)
24.1*
Power of Attorney (included on signature page of this registration statement)

*Filed herewith

Item 9. Undertakings

A.
The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on May 21, 2021.

Crexendo, Inc.
By: /s/ Steven G. Mihaylo
Steven G. Mihaylo, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven G. Mihaylo and Ronald Vincent, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven G. Mihaylo Steven G. Mihaylo	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)	May 21, 2021

/s/ Ronald Vincent Ronald L. Vincent	Chief Financial Officer (Principal Financial and Accounting Officer)	May 21, 2021

/s/ Todd Goergen Todd Goergen	Director	May 21, 2021

/s/ Jeffrey P. Bash Jeffrey P. Bash	Director	May 21, 2021

/s/ David Williams David Williams	Director	May 21, 2021

/s/ Anil Puri Anil Puri	Director	May 21, 2021

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Crexendo, Inc. 2013 Long-Term Incentive Plan, incorporated herein by reference to the Registrants Definitive Proxy Statement filed on April 26, 2021
5.1	Opinion of Jeffrey G. Korn, esquire
23.1	Consent of Urish Popeck & Co., LLC, Independent Registered Public Accounting Firm
23.2	Consent of Jeffrey G. Korn, esquire (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (see signature page)